May 20, 2020

PRESS RELEASE

Century Casinos, Inc. Announces First Quarter 2020 Results

Colorado Springs, Colorado  –May 20, 2020 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) today announced its financial results for the three months ended March 31, 2020.

First Quarter 2020 Highlights*

•	Net operating revenue was $87.7 million, compared to $45.6 million for the three months ended March 31, 2019, an increase of 92%.
•	Loss from operations was ($31.8) million, compared to earnings of $3.4 million for the three months ended March 31, 2019, a decrease of (1022%).
•

Net loss attributable to Century Casinos, Inc. shareholders was ($45.9) million, compared to net earnings attributable to Century Casinos, Inc. shareholders of $1.1 million for the three months ended March 31, 2019, a decrease of (4394%).

•	Adjusted EBITDA** was $9.6 million, compared to $6.7 million for the three months ended March 31, 2019, an increase of 44%.
•	Loss per share was ($1.55).
•	Book value per share*** at March 31, 2020 was $3.54.

The Company’s first quarter 2020 net operating revenue and Adjusted EBITDA were significantly impacted by the acquisition of Mountaineer Casino, Racetrack & Resort, Century Casino Cape Girardeau and Century Casino Caruthersville (the “Acquired Casinos”) in December 2019. The coronavirus (COVID-19) pandemic discussed below significantly impacted the Company’s first quarter 2020 results of operations, which included a $33.0 million impairment of goodwill and casino licenses.

COVID-19 Update

In late 2019, an outbreak of COVID-19 was identified in China and has since spread throughout much of the world. The COVID-19 pandemic has had an adverse effect on the Company’s first quarter 2020 results of operations and financial condition, and we expect this situation will have an adverse impact on our second quarter 2020 results. The trends below are not the only items that could impact the Company’s future performance, and the views of management are preliminary based on currently available information. Between March 14, 2020 and March 17, 2020, the Company closed all of its casinos, hotels and other facilities to comply with quarantines issued by governments to contain the spread of COVID-19. The Company anticipates a phased approach to reopening will be recommended by government officials in the jurisdictions where it operates, which could include reduced levels of gaming space, social distancing at slot machines and table games or reduced capacity within the casino, limited restaurant operating hours or continued closure of restaurants, requirements to wear face masks, including the potential to require guests to wear face masks, increased frequency of disinfecting surfaces and other measures to account for varying levels of demand. The Company’s casinos rely on a local customer base and, as such, the Company anticipates that its operations could resume at a quicker rate than those of casinos at destination resorts. The timing for reopening the Company’s closed locations will depend on determinations by governments in

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

*** The Company defines book value per share as total Century Casinos, Inc. shareholders’ equity divided by outstanding common shares.

each jurisdiction. The Company reopened its Poland casinos on May 18, 2020. Based on information currently available, the Company is anticipating reopening most of its other locations beginning in June 2020 and no later than August 2020. However, the Company cannot predict how quickly customers will return to its casinos. The Company permanently closed Century Casino Bath in March 2020 and four of the ship-based casinos that the Company operated prior to their closures in March 2020 will not reopen due to expiration of the Company’s concession agreements for those casinos.

Due to the temporary closures of its casinos, hotels and other facilities, the Company has taken actions to reduce operating costs, including furloughing most of its personnel and implementing reduced work weeks for other personnel. During the closures, the Company will continue to pay benefits to its United States and Canadian employees, inclusive of part time employees, through May 2020. In Poland, all employees were paid reduced salaries based on local employment laws. In March 2020, as a proactive measure to increase its cash position and preserve financial flexibility in light of the uncertainty resulting from the COVID-19 pandemic, the Company borrowed an additional $17.4 million on its revolving credit facility with Macquarie Capital (“Macquarie”) and its credit agreement with UniCredit Bank Austria AG (“UniCredit”). The Company has no remaining availability under these credit facilities. As of April 30, 2020, the Company had $50.0 million in cash on hand. The Company currently is not generating any revenue from its properties, and estimates that the net cash outflow during the time the operations continue to be fully suspended will be, on average, approximately $8.0 million per month. Management estimates that the Company will need approximately $19.8 million to reopen operations and cover short-term cash needs at the casinos.

During the first quarter of 2020, the Company concluded that the COVID-19 pandemic and associated closure of its casinos were triggering events that could indicate possible impairment of its goodwill and indefinite-lived intangible assets. The Company performed a quantitative and qualitative impairment analysis and determined that goodwill and casino licenses related to certain reporting units were impaired. As a result, the Company recorded $33.0 million to impairment – goodwill and intangible assets on its condensed consolidated statement of (loss) earnings for the three months ended March 31, 2020.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

2/11

The consolidated results for the three months ended March 31, 2020 and 2019 are as follows:

	For the three months
Amounts in thousands, except per share data	ended March 31,
Consolidated Results:	2020	2019	% Change
Net Operating Revenue	$87,656	$45,613	92%
(Loss) earnings from Operations	(31,772)	3,446	(1022%)
Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders	$(45,856)	$1,068	(4394%)

Adjusted EBITDA**	$9,644	$6,703	44%

(Loss) Earnings Per Share Attributable to Century Casinos, Inc. Shareholders:
Basic	$(1.55)	$0.04	(3975%)
Diluted	$(1.55)	$0.04	(3975%)

“During these unprecedented times, our primary focus is the health, safety and well-being of our team members, guests and communities,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked.  “Through the end of February, we were encouraged by the strength of our operations and the significant growth in net operating revenue and Adjusted EBITDA driven in part by our recent acquisition of properties in Missouri and West Virginia. We look forward to reopening our properties, and we plan to meet or exceed all safety requirements set forth by health officials,” Haitzmann and Hoetzinger concluded.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

3/11

Reportable Segment  Results*

The table below shows the Company’s reporting units and operating segments that are included in each of the Company’s reportable segments as of March 31, 2020:

Reportable Segment	Operating Segment	Reporting Unit
United States	Colorado	Century Casino & Hotel - Central City
Century Casino & Hotel - Cripple Creek
	West Virginia	Mountaineer Casino, Racetrack & Resort
	Missouri	Century Casino Cape Girardeau
Century Casino Caruthersville
Canada	Edmonton	Century Casino & Hotel - Edmonton
Century Casino St. Albert
Century Mile Racetrack and Casino
	Calgary	Century Casino Calgary
Century Downs Racetrack and Casino
Century Bets! Inc.
Poland	Poland	Casinos Poland
Corporate and Other	Corporate and Other	Cruise Ships & Other
Century Casino Bath
Corporate Other

The Company’s net operating revenue increased by $42.0 million, or 92%, for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019.  Following is a summary of the changes in net operating revenue by reportable segment for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019:

	Net Operating Revenue
	For the three months
	ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
United States	$53,427	$8,068	$45,359	562%
Canada	16,187	16,297	(110)	(1%)
Poland	17,062	19,752	(2,690)	(14%)
Corporate and Other	980	1,496	(516)	(35%)
Consolidated	$87,656	$45,613	$42,043	92%

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

4/11

The Company’s earnings from operations decreased by ($35.2) million, or (1022%), for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019.   Following is a summary of the changes in earnings (loss) from operations by reportable segment for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019:

	Earnings (Loss) from Operations
	For the three months
	ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
United States	$(25,091)	$1,339	$(26,430)	(1974%)
Canada	(1,678)	3,700	(5,378)	(145%)
Poland	294	1,675	(1,381)	(82%)
Corporate and Other	(5,297)	(3,268)	(2,029)	(62%)
Consolidated	$(31,772)	$3,446	$(35,218)	(1022%)

Net earnings (loss) attributable to Century Casinos, Inc. shareholders decreased by ($46.9) million, or (4394%), for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019.  Following is a summary of the changes in net earnings (loss) attributable to Century Casinos, Inc. shareholders by reportable segment for the three months ended March 31, 2020,  compared to the three months ended March 31, 2019:

	Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders
	For the three months
	ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
United States	$(34,219)	$983	$(35,202)	(3581%)
Canada	(4,408)	1,547	(5,955)	(385%)
Poland	31	913	(882)	(97%)
Corporate and Other	(7,260)	(2,375)	(4,885)	(206%)
Consolidated	$(45,856)	$1,068	$(46,924)	(4394%)

Items deducted from or added to earnings from operations to arrive at net earnings (loss) attributable to Century Casinos, Inc. shareholders include interest income, interest expense, gains (losses) on foreign currency transactions and other, income tax expense and non-controlling interests.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

5/11

The Company’s Adjusted EBITDA** increased by $2.9 million, or 44%, for the three months ended March 31, 2020 compared to the three months ended March 31, 2019.  Following is a summary of the changes in Adjusted EBITDA** by reportable segment for the three months ended March 31, 2020 compared to the three months ended March 31, 2019:

	Adjusted EBITDA**
	For the three months
	ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
United States	$8,757	$1,915	$6,842	357%
Canada	3,034	5,030	(1,996)	(40%)
Poland	1,059	2,450	(1,391)	(57%)
Corporate and Other	(3,206)	(2,692)	(514)	(19%)
Consolidated	$9,644	$6,703	$2,941	44%

Balance Sheet and Liquidity

As of March 31, 2020, the Company had $63.7 million in cash and cash equivalents and  $194.0 million in outstanding debt on its balance sheet compared to $54.8 million in cash and cash equivalents and $179.0 million in outstanding debt at December 31, 2019.  The outstanding debt as of March 31, 2020 included $179.5 million related to the Company’s credit agreement with Macquarie,  $1.6 million of bank debt related to Casinos Poland, $9.3 million of bank debt related to Century Resorts Management GmbH (“CRM”), and $13.7 million related to a long-term land lease for Century Downs Racetrack and Casino (“CDR”), net of $10.1 million in deferred financing costs.

Conference Call Information

Today the Company will post a copy of its quarterly report on Form 10-Q filed with the SEC for the quarter ended March 31, 2020 on its website at www.cnty.com/investor/financials/sec-filings/. The Company will also post a presentation of the first quarter results on its website at www.cnty.com/investor/presentations/.

The Company will host its first quarter 2020 earnings conference call today,  Wednesday,  May 20, at 10:00 am MDT. U.S. domestic participants should dial 1-844-244-9160. For all international participants, please use 330-931-4670 to dial-in. Participants may listen to the call live at centurycasinos.adobeconnect.com/earningsrelease or obtain a recording of the call on the Company’s website until May 31, 2020 at www.cnty.com/investor/financials/sec-filings/.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

6/11

(continued)

CENTURY CASINOS, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION – US GAAP BASIS

Condensed Consolidated Statements of (Loss) Earnings

	For the three months
	ended March 31,
Amounts in thousands, except for per share information	2020	2019
Operating revenue:
Net operating revenue	$87,656	$45,613
Operating costs and expenses:
Total operating costs and expenses	119,428	42,153
Loss from equity investment	—	(14)
Earnings from operations	(31,772)	3,446
Non-operating income (expense), net	(11,365)	(1,007)
(Loss) earnings before income taxes	(43,137)	2,439
Income tax provision	(2,524)	(716)
Net (loss) earnings	(45,661)	1,723
Net earnings attributable to non-controlling interests	(195)	(655)
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(45,856)	$1,068

(Loss) earnings per share attributable to Century Casinos, Inc. shareholders:
Basic	$(1.55)	$0.04
Diluted	$(1.55)	$0.04

Weighted average common shares
Basic	29,507	29,439
Diluted	29,507	30,052

Condensed Consolidated Balance Sheets
	March 31,	December 31,
Amounts in thousands	2020	2019
Assets
Current assets	$78,693	$79,366
Property and equipment, net	490,307	503,933
Other assets	101,122	143,601
Total assets	$670,122	$726,900

Liabilities and Equity
Current liabilities	$53,480	$56,570
Non-current liabilities	503,968	498,255
Century Casinos, Inc. shareholders' equity	104,599	163,306
Non-controlling interests	8,075	8,769
Total liabilities and equity	$670,122	$726,900

7/11

CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Constant Currency* Results (unaudited)

	For the three months
	ended March 31,
Amounts in thousands	2020	2019	% Change
Net operating revenue as reported (US GAAP)	$87,656	$45,613	92%
Foreign currency impact vs. 2019	579
Net operating revenue constant currency (non-US GAAP)*	$88,235	$45,613	93%

(Loss) earnings from operations (US GAAP)	$(31,772)	$3,446	(1022%)
Foreign currency impact vs. 2019	(264)
(Loss) earnings from operations constant currency (non-US GAAP)*	$(32,036)	$3,446	(1030%)

Net (loss) earnings attributable to Century Casinos, Inc. shareholders as reported (US GAAP)	$(45,856)	$1,068	(4394%)
Foreign currency impact vs. 2019	(473)
Net (loss) earnings attributable to Century Casinos, Inc. shareholders constant currency (non-US GAAP)*	$(46,329)	$1,068	(4438%)

Gains and losses on foreign currency transactions are added back to net earnings in the Company’s Adjusted EBITDA** calculations. As such, there is no foreign currency impact to Adjusted EBITDA** when calculating Constant Currency* results.

Adjusted EBITDA Margins *** (unaudited)

	For the three months
	ended March 31,
	2020	2019
United States	16%	24%
Canada	19%	31%
Poland	6%	12%
Corporate and Other	(327%)	(180%)
Consolidated Adjusted EBITDA Margin	11%	15%

8/11

CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA** to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the three months ended March 31, 2020
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(34,219)	$(4,408)	$31	$(7,260)	$(45,856)
Interest expense (income), net (1)	7,281	543	31	3,511	11,366
Income taxes (benefit)	1,847	2,071	45	(1,439)	2,524
Depreciation and amortization	4,259	1,337	763	136	6,495
Net earnings attributable to non-controlling interests	—	180	15	—	195
Non-cash stock-based compensation	—	—	—	(14)	(14)
Loss on foreign currency transactions, cost recovery income and other	29,589	3,311	172	1,645	34,717
Loss on disposition of fixed assets	—	—	2	2	4
Acquisition costs	—	—	—	213	213
Adjusted EBITDA	$8,757	$3,034	$1,059	$(3,206)	$9,644

(1)

Expense of $7.3 million related to the triple net master lease for the three Acquired Casino properties (“Master Lease”) is included in interest expense (income), net in the United States segment. Expense of $0.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $6.2 million and $0.5 million, respectively, for the period presented.

	For the three months ended March 31, 2019
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$983	$1,547	$913	$(2,375)	$1,068
Interest expense (income), net (1)	—	1,192	46	16	1,254
Income taxes (benefit)	356	766	461	(867)	716
Depreciation and amortization	560	797	770	298	2,425
Net earnings (loss) attributable to non-controlling interests	—	240	457	(42)	655
Non-cash stock-based compensation	—	—	—	261	261
Gain on foreign currency transactions and cost recovery income	—	(45)	(202)	(11)	(258)
Loss (gain) on disposition of fixed assets	16	(5)	5	28	44
Pre-opening expenses	—	538	—	—	538
Adjusted EBITDA	$1,915	$5,030	$2,450	$(2,692)	$6,703

(1)

Expense of $0.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the CDR land lease were $0.5 million for the period presented.

9/11

CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

*  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company uses a Constant Currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of the Company’s ongoing operations, management believes that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company’s net operating revenue,  earnings from operations and net earnings (loss) attributable to Century Casinos, Inc. shareholders. Constant currency results are calculated by dividing the current quarter or year to date local currency segment results, excluding the local currency impact of foreign currency gains and losses, by the prior year’s average exchange rate for the quarter or year to date and comparing them to actual U.S. dollar results for the prior quarter or year to date. The average exchange rates for the current quarter and the prior year first quarter are reported in Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Constant currency information is not a measure of financial performance under generally accepted accounting principles in the United States of America (US GAAP) and should not be considered a substitute for net operating revenue, earnings from operations or net earnings (loss) attributable to Century Casinos, Inc. shareholders as determined in accordance with US GAAP.

**    The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Master Lease and CDR land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. Please see the reconciliation of Adjusted EBITDA to net earnings (loss) attributable to Century Casinos, Inc. shareholders above.

*** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Adjusted EBITDA margin is a non-US GAAP measure. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

10/11

CENTURY CASINOS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, in Calgary and St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; the Century Mile Racetrack and Casino (“CMR”) in Edmonton, Alberta, Canada; and Century Bets! Inc. (“CBS”). CBS and CMR operate the pari-mutuel off-track horse betting networks in southern and northern Alberta, respectively. Through its Austrian subsidiary, CRM, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. The Company operates one ship-based casino. The Company, through CRM, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY.

For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, including the impact of the acquisition of the Acquired Casinos on the Company’s results, the impact of the current coronavirus (COVID-19) pandemic and the timing for reopening our casinos, the adequacy of cash flows from operations and available cash to meet our future liquidity needs, particularly during the extended periods of time in which we cannot open or operate our casinos, operating efficiencies, synergies and operational performance, the integration of the Acquired Casinos into our business, the prospects for and timing and costs of new projects, projects in development and other opportunities, our credit agreement with Macquarie, debt repayment, investments in joint ventures, outcomes of legal proceedings, changes in our tax provisions or exposure to additional income tax liabilities, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8.01 of our Form 8-K filed with the SEC on May 8, 2020, and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

11/11